UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2011

Advanced Energy Industries, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-26966	84-0846841
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado	80525
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 221-4670

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Offer Letter to Chief Executive Officer
On August 1, 2011, Advanced Energy Industries, Inc. (the “Company”) and Dr. Garry W. Rogerson executed an offer letter (the “Offer Letter”), pursuant to which Dr. Rogerson accepted the Company’s offer to become the Chief Executive Officer of the Company. The Offer Letter provides for Dr. Rogerson to commence employment with the Company on August 4, 2011, and to be appointed as a member of the Board of Directors as of such date. Pursuant to the Offer Letter, Dr. Rogerson will receive an annual base salary of $600,000, prorated for 2011, and will participate in the Company’s Leadership Corporate Incentive Plan. Dr. Rogerson’s target bonus under such plan will be 100% of his base salary, which, for 2011, is guaranteed and prorated at 5/12 of his annual base salary, and the maximum payout available to him will be 150% of his prorated base salary. The Board of Directors will establish corporate and individual performance objectives for Dr. Rogerson under the plan. Under the Offer Letter, the Board of Directors also intends to make the following equity grants to Dr. Rogerson following his commencement of employment:
•	an option to purchase 157,500 shares of the Company’s common stock, which will vest in 3 equal, annual installments over a 3 year period;

•	a grant of 22,500 restricted stock units, which will vest in 3 equal, annual installments over a 3 year period;

•
a performance-based option to purchase 112,500 shares of the Company’s common stock, if the Company’s stock price meets or exceeds $22 each day during a 30-day consecutive period within 3 years of the grant date; and

•
a performance-based option to purchase 112,500 additional shares of the Company’s common stock, if the Company’s stock price meets or exceeds $27.50 each day during a 30-day consecutive period within 3 years of the grant date.

The exercise price for all options will be equal to the fair market value of the underlying stock on the date of grant, as determined under the Company’s 2008 Omnibus Incentive Plan. The options and restricted stock units will be granted under and subject to the terms of the Company’s 2008 Omnibus Incentive Plan. The performance-based options will expire 3 years from the date of grant if they have not vested during that time.
Dr. Rogerson will receive medical and other benefits consistent with the Company’s standard policies and be eligible to participate in other Company plans, as applicable.
The foregoing is a summary of the material terms of the Offer Letter and is qualified in its entirety by reference to the Offer Letter. A copy of the complete Offer Letter is attached to this Current Report on Form 8-K as Exhibit 10.1, and the terms of the Offer Letter are incorporated herein by this reference.
Termination of Change in Control Agreement with Dr. Betz
On August 1, 2011, Dr. Hans-Georg Betz and the Company agreed to terminate the Change in Control Agreement dated March 29, 2008, between Dr. Betz and the Company, effective August 4, 2011, in light of Dr. Betz’s resignation from his position as Chief Executive Officer as of such date, as disclosed in Item 5.02 of this Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On August 1, 2011, Dr. Betz tendered his resignation from his positions as Chief Executive Officer and Director of the Company, effective as of the end of business on August 3, 2011, and gave the Company notice of his intent to retire from the Company as of December 31, 2011. Dr. Betz will remain employed by the Company to provide transition services to the Company through the end of 2011.
(c) On August 2, 2011, the Company announced the appointment of Dr. Rogerson, age 58, as the Company’s Chief Executive Officer and as a Director of the Company, both effective August 4, 2011. Dr. Rogerson was chairman and chief executive officer of Varian, Inc., a public company and major supplier of scientific instruments and vacuum products, from February 2009 and 2004, respectively, until the purchase of Varian by Agilent Technologies, Inc. in May 2010. Dr. Rogerson served as Varian’s chief operating officer from 2002 to 2004, senior vice president, scientific instruments from 2001 to 2002, and vice president, analytical instruments from 1999 to 2001. Dr. Rogerson received both an honors degree and Ph.D. from the University of Kent at Canterbury. Dr. Rogerson currently serves as chairman of the board of Coherent Inc., a public company and laser accessory designer and manufacturer. Dr. Rogerson has been on Coherent’s board since 2005.
Dr. Rogerson’s years of executive and management experience in the high technology industry, including serving as the chief executive officer of another company, and his service on the board of another publicly held company make him a valuable addition to our Board of Directors.
The Company entered into the Offer Letter with Dr. Rogerson as more fully described under Item 1.01 and also as set forth in Exhibit 10.1 to this Form 8-K, and incorporated herein by this reference. It is anticipated that the Company and Dr. Rogerson will also enter into the Company’s standard Executive Change in Control and Director Indemnification Agreements.
The Company issued a press release on August 2, 2011, announcing the resignation of Dr. Betz and the appointment of Dr. Rogerson as the Company’s Chief Executive Officer, a copy of which is attached to this Form 8-K as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Offer Letter to Garry Rogerson dated August 1, 2011
99.1	Press release dated August 2, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: August 2, 2011	/s/ Thomas O. McGimpsey
Thomas O. McGimpsey
Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter to Garry Rogerson dated August 1, 2011
99.1	Press release dated August 2, 2011 by Advanced Energy Industries, Inc. reporting on resignation and appointment of Chief Executive Officer